Exhibit 10.16

Employment Contract

between

Spire Global Germany GmbH, Koppstraße 12, 81379 München, Germany

- thereinafter the “Employer” or “Company”-

and Mr. Gabriel Oehme, residing at [Intentionally omitted.]

- hereinafter the “Employee” –

The Employer and the Employee collectively the “Parties”, and each individually a “Party”

Preamble

(1)
The Employer is affiliated with Spire Global Inc. and as such part of the Spire global group of companies (thereinafter the “Spire Global Group”).
(2)
The Employer desires to employ Employee pursuant to the terms of this Employment Agreement (the “Agreement”) as of January 6, 2025 (the “Effective Date”).

Now, therefore, in consideration of the mutual premises and covenants contained herein, the Parties hereto agree as follows:

Sec. 1 Scope of duties

(1)
As of the Effective Date, the Employee is employed to act as the “Chief Transformation Officer” of Spire Global Inc. In this position, they will report to the CEO of Spire Global Inc. Their duties will notably include, but will not be limited to, the performance of the following tasks:
•
Working together with the COO, drive transformation of the organization, culture, and focus of the company towards quality execution and profitability
•
Lead corporate enabling functions that touch every aspect of the company, including HR, IT and security, facilities, procurement, platform engineering, manufacturing, and mission quality
•
Ensure that a business mindset and appropriate process controls are implemented across Spire as the company grows, without stifling time to market or innovation
(2)
The Employee’s normal duties are those reasonably consistent with the above-mentioned functions. The Employer may from time to time also require the Employee to perform other duties in addition to or instead of their duties according to its assessment or its operational need, provided that such duties are commensurate with their experience and/or education.
(3)
The Employer may at any time vary the capacity in which the Employee is employed, their job title and/or the nature and scope of their duties provided that such variation does not result in any material or significant loss of status or authority.
(4)
During the term of this employment contract, the Employee shall not undertake any work for companies not affiliated with the Company while they are employed by the Company, nor shall they be employed, engaged, concerned or interested (whether directly or indirectly) in any trade, business, undertaking or occupation other than that of the Company or other entities forming part of the Spire Global Group. In addition, the Employee shall notify the Company of any voluntary or unpaid work that may affect the Employee’s performance of their functions in accordance with this Agreement.
(5)
The Employee warrants that they are entitled to work in the territory of Germany undertaking the type of work for which they are employed by the Company without any additional approvals, have provided the Company with written evidence of such entitlement and will notify the Company immediately if they cease to be so entitled during the term of this Agreement.

Sec. 2 Working Time; Working Place

(1)
In general, the working hours for the Employee are 40 hours per week, 8 hours per day, from 9:00 am to 6:00 pm (including lunch break). Given their managerial position the Employee is prepared to work overtime without additional compensation on weekdays, weekends and public holidays, as is required by their responsibilities. The Parties agree that as the work requirements permit, the Employee may make use of flexible working hours.
(2)
The Employee’s usual working place will be Koppstraße 12, 81379 München, Germany. The Employee is, however, prepared to spend their working time in other places and to travel for work purposes both inside Germany as well as abroad, as required by the scope of their work.

Sec. 3 Duration; Termination

(1)
This Agreement will become effective as of January 6, 2025, and is concluded for an indefinite period.
(2)
Prior to commencement of this Employment Contract the Employee will ensure to have obtained all necessary administrative authorizations regarding their work permit in Germany.
(3)
Any party who wishes to terminate this Agreement has to notify the termination to the other party by registered mail or by signing for acknowledgment of receipt a copy of the notice of termination. The right to extraordinary termination (without notice) for good cause (wichtiger Grund) remains unaffected.
(4)
This Agreement will terminate upon:
a.
The effective date of the written notice (with notice or for cause) from the Company of the termination of this Agreement (or any later date specified in such written notice from the Company);
b.
The effective date of Employee’s resignation as specified in written notice from Employee; or
c.
the Employee’s death.
(1)
The date upon which Employee’s termination of employment with the Company is effective is the “Termination Date”.
(2)
Any termination of this employment contract must be made in writing. Given the long-term employment relationship between the Employee and other companies of the Spire Global Group the notice period is six months to the end of a calendar month.
(3)
Termination for good cause (wichtiger Grund) remains unaffected by this provision. Reasons which may lead to a termination for cause (“Cause”) with immediate effect of this Agreement by the Company can consist, amongst others, of
a.
an unauthorized use or disclosure by the Employee of the confidential information or trade secrets of the Spire Global Group, which use or disclosure causes material harm to the Spire Global Group;
b.
a material failure by the Employee to comply with the Spire Global Group’s written policies or rules after receiving written notification of such failure and if curable, provision of a reasonable cure period of no less than 30 days following the receipt of such notice;
c.
the Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony, or their commission of any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Spire Global Group or its affiliates;
d.
the Employee’s gross misconduct which results in material harm to the Spire Global Group;
e.
fraud, misappropriation, or embezzlement by the Employee;
f.
a continuing failure by the Employee to perform their reasonably assigned duties after receiving written notification of such failure and provision of a reasonable cure period of no less than 30 days following the receipt of such notice; or
g.
a failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Spire Global Group or any of their directors, officers or employees, if the Spire Global Group has requested their cooperation.
(4)
If the Employee becomes permanently incapable to work during the term of this employment contract, this contract shall end at the end of the quarter following the quarter in which the permanent incapacity to work was established. Permanent incapacity for work within the meaning of this Agreement shall be deemed to exist if the Employee is unable to perform their duties for more than six months and is not expected to regain their ability to perform their duties within a further three months. The shareholders’ meeting may demand that the existence of the prerequisites be examined by a medical expert at the expense of the Company, whereby the type and scope of the examinations to be carried out must be within reasonable limits, and the Employee will release the expert from such professional’s confidentiality obligation only vis-à-vis the shareholders’ meeting and with regard to the question of fitness for duty. In this respect, the representative of the shareholders’ meeting will undertake in writing to maintain confidentiality. If no agreement can be reached on a physician, the chairman of the medical association at the registered office of the company shall be asked to appoint a medical expert.

(6)
Upon termination of this Agreement for whatever reason, or at any time on demand, the Employee shall deliver forthwith to the Company all books, documents, papers (including photocopies) in each case in whatever format, i.e. electronic or physical form, they may exist, materials, credit cards, computer disks and copies of any software and any other property belonging to the Company or any company of the Spire Global Group which may then be in the Employee’s possession or under their power or control including, without limitation, any documents (whether held physically or in electronic storage) belonging to third persons which may be in their possession or under their power or control and relate in any way to the business or affairs of the Company or any company of the Spire Global Group or any supplier, agent, distributor, customer or client of the Company or any company of the Spire Global Group, and the Employee shall not without written consent of the Company retain any copies thereof.
(7)
In the event of termination, the Employer shall be entitled to release the Employee from the obligation to perform their work under this employment contract, either on a revocable or irrevocable basis, in whole or in part, with immediate effect, taking into account any outstanding vacation entitlements, while continuing to pay their remuneration until the effective date of the termination, unless special interests of the Employee outweigh the interest of the Company in releasing them.

Sec. 4 Remuneration

(1)
The Employee’s gross annual salary in respect of their work performed under this Agreement shall be EUR 345,000.00, subject to all legal and statutory deductions.
(2)
The Employee’s annual salary shall be payable monthly in 12 (twelve) equal instalments at the end of each calendar month, after deduction of all duties, taxes and social security contributions as required by law.
(3)
The Company shall pay the statutory employer’s contribution to social security insofar as the Employee is subject to social security contributions. It shall further pay the Employee the employer’s portion to the statutory health insurance pursuant to Chapter 5 of the German Social Code (SGB V).
(4)
As an Executive Officer of Spire Global, the Employee is eligible to participate in the Executive Officer Short-Term Incentive Plan (the “Bonus Plan”) under which annual cash bonus awards (the “Cash Awards”) may be provided to eligible Executive Officers. Under this Plan, the Employee’s Target Incentive Award is set at 30% of the gross annual base salary. As set forth in this Plan, the grant of Awards is within the discretion of the Compensation Committee, and the payment of these Awards is subject to several contingencies, including the attainment of company performance goals approved by the Compensation Committee. As such, any Cash Award payments under this Plan will be based 100% on Spire Global’s performance and may be more or less than the Target Incentive Award as previously described. Any payments under this plan may be pro-rated based on changes in gross annual base salary and / or the Target Incentive Award percentage.

Bonus payments, if any, will be made subject to the deduction of social and tax contributions as required by applicable law.

(5)
In addition to the Employee’s cash compensation which includes an Annual Base Salary and Target Incentive Award, the Employee will also be eligible to receive Equity Award Grants (the “Equity Award Grants”) issued pursuant to the terms of Spire Global’s 2021 Equity Incentive Plan (the “Plan” or the “Equity Incentive Plan”) and the applicable grant agreement. The actual size of the Equity Award Grants and terms of any such grants will be determined by the Board of Directors or duly designated Compensation Committee, in its sole discretion.
(6)
The agreed remuneration shall cover the employee’s entire work performance.

Sec. 4a Payments Due upon Termination

(1)
If Employee’s employment with the Company is terminated by reason of:
a.
termination by the Company; or
b.
Employee’s death or Disability, or Employee’s resignation,

then the Company shall pay to the Employee or the Employee’s beneficiary or Employee’s estate, as the case may be, Employee’s base Salary and other compensation earned through the Termination Date and Employee shall not be eligible or entitled to receive any severance pay or benefits from the Company.

Sec. 5 Reimbursement of Expenses

(1)
Within the limits of their deductibility by the Company under applicable tax laws, the Company shall fully reimburse (or procure the reimbursement of) all reasonable expenses properly and necessarily incurred by the Employee in the proper performance of their duties during the course of their employment with the Company. The Employee shall incur expenses in accordance with the Company’s policies on expenses as communicated to the Employee from time to time, subject to the production of receipts or other appropriate evidence of payment.
(2)
Any procurement card supplied to the Employee by the Company shall be used only for expenses properly and necessarily incurred by the Employee in the proper performance of their duties during the course of their employment.

Sec. 6 Continuation of Salary Payments in the Event of Illness

In the event of incapacity to work (see Sec. 13 below), the Employee shall be entitled to receive their full fixed remuneration for the statutory period of six weeks.

Sec. 7 Vacation

(1)
The Employee shall receive a vacation in accordance with the Company’s paid time off policy. If not used in the previous year there will be no vacation carry over to the next year. The statutory vacation period is always considered to be taken first.
(2)
For the year of commencement and termination of this Agreement (in the latter instance in case the termination date is not December 31) the Employee’s vacation period shall be calculated pro rata temporis.

Sec. 8 Confidential Information

(1)
The Employee shall not (except as authorized or required by their employment thereunder) during the continuance of their employment and after the termination use (other than in the proper performance of their duties and for the purposes of the Company or any Group Company) or disclose to any person, firm, company or other organization whatsoever any information relating to the organization, business or finances of the Company or any company of the Global Spire Group or any of its customers, agents or suppliers or any of its trade secrets or confidential details of any dealings, transactions or affairs of which the Employee is in possession and shall keep with inviolable secrecy all matters entrusted to their, and the Employee shall use their best endeavors to prevent the disclosure or use of any such information in any manner which may injure or cause loss whether directly or indirectly to the Company or any company of the Global Spire Group or any of its or their officers, directors, employees, customers, agents or suppliers.
(2)
Any notes, memoranda or copies made by the Employee during the term of this Agreement or at any time thereafter relating to any matter within the scope of the business of the Company or any company of the Spire Group or concerning any of its dealings, transactions or affairs shall be and remain the property of the Company or any company of the Global Spire Group, and the Employee will not either during the term of this Agreement or at any time thereafter use or permit to be used any such notes, memoranda or copies otherwise than for the benefit of the Company or any company of the Global Spire Group.
(3)
The Employee will not make any public statement or any statement to a person employed or associated with the media concerning the Company, any company of the Global Spire Group or any of its or their officers, directors or employees, customers, agents or suppliers or their activities without first obtaining the written permission of the Company.

Sec. 9 E-Mail and Internet Usage

(1)
The Employee acknowledges that access to the Company’s computer, email, internet, telephone and other information technology systems (collectively “IT Systems”) is provided for business purposes only.

(2)
The Company does not allow its IT Systems to be used to create, send, receive, or store any data that can reasonably be considered illegal, inappropriate, offensive, defamatory, obscene, harassing, or which infringes the rights of a third party.
(3)
The Company reserves the right to access, inspect, review, copy, and delete any of the information, data, or messages accessed through its IT Systems with or without notice to the Employee in order to protect the Company’s interests. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all voicemails, and all file transfers into and out of the Company’s IT Systems. In addition, the Company may review IT Systems activity and analyze usage patterns. Accordingly, the Employee does not have any expectation of privacy as to their IT Systems usage and should not use these systems for information the Employee wishes to keep private.
(4)
Use of IT Systems in a manner that breaches the provisions of this Clause 9 or other policies related to IT Systems published by the Company from time to time may constitute a serious breach of discipline and may result in disciplinary action against the Employee including dismissal without notice or payment in lieu of notice.

Sec. 10 Non-Competition

(1)
The Employee undertakes not to enter in their own name and on their own behalf in any business that is in direct or indirect competition with the Company’s or any company of the Spire Global Group’s businesses.
(2)
The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any person who, on the date of termination of this Agreement, is employed by the Company or any company of the Spire Global Group to cease working for or providing services to the Company or any company of the Sire Global Group.
(3)
The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any consultant, supplier, or service provider to cease to deal with the Company or any company of the Spire Global Group and shall not interfere in any way with any relationship between a consultant, a supplier, or a service provider and the Company or any company of the Spire Global Group.
(4)
The Employee undertakes not to, either directly or through any other person or entity, solicit or induce or endeavor to solicit or induce any customer, client or other party receiving goods or services from the Company or any company of the Spire Global Group on the date of termination of this Agreement to cease to deal with the Company or any company of the Spire Global Group and shall not interfere in any way with any relationship between any such customer, client or other party and the Company or any company of the Spire Global Group.

(5)
The undertakings set out in subsections (2) to (4) of this Sec. 10 are applicable during the term of this Agreement.
(6)
The Employee agrees that they will never make any negative or disparaging statements

(orally or in writing) about the Company, any company of the Sire Global Group or its or their respective stockholders, directors, officers, employees, products, services, or business practices.

Sec. 11 Intellectual Property

(1)
The Employee acknowledges and agrees that, to the fullest extent authorized by law, all intellectual property rights which are directly or indirectly related to the Company’s activities and which concern work results created by the Employee in the course of their employment by the Company, upon instruction of the Company or simply by using techniques, means, resources and/or data belonging to the Company, shall be exclusively assigned to the Company, without the Employee having the right to claim any additional remuneration other than that provided for in this Agreement.
(2)
Such intellectual property rights shall in particular include, but are not limited to, all present and future author’s rights, moral rights, rights on data bases, design rights or patent rights for the full term thereof, throughout the world.
(3)
The assignment of rights to the Company will in particular, but not only include the right to sell, license, reproduce, communicate, translate, adapt, modify and in a general way put on the market either for free or against remuneration.
(4)
The Employee irrevocably appoints the Company to be their attorney in fact and on their behalf to execute documents, use their name and do alt things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause

11. A certificate in writing, signed by any officer of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

Sec. 12 Assignment and Pledge

The Employee is not entitled to assign, pledge or otherwise encumber any claims arising from this Agreement without the prior consent of the Employer.

Sec. 13 Notice in Case of Sick Leave

(1)
The Employee shall be obliged to notify the Employer without undue delay of any inability to perform their work and the reasons for such inability.
(2)
For an inability to work for more than three working days, the Employee shall provide evidence of the nature of the inability. In the event of incapacity for work, a medical certificate shall be submitted. The Employer reserves the right to demand proof of the prevention already from the first day of absence.

Sec. 14 Expiry Clause

(1)
All mutual claims arising from the employment relationship and those connected with the employment relationship shall be forfeited if they are not asserted against the other contractual party in text form (Section 126 b BGB) within three months of the due date. In the event of rejection by the other party, the claims must be asserted by legal action within a further period of three months after rejection, otherwise they shall lapse.
(2)
The exclusion according to item 1 above shall not apply in the case of liability due to intent or gross negligence as well as in the case of injury to life, body or health.
(3)
Furthermore, the exclusion pursuant to Clause 1 above shall not apply to the employee’s claims to the statutory minimum wage and in the case of other claims arising from the law, statutory ordinances, collective bargaining agreements or works agreements which cannot be waived or which can only be waived with the consent of third parties. Any claims to remuneration in excess of this shall, however, be subject to exclusion in accordance with the above subsec. (1).

Sec. 15 Use of Company Telecommunications and Data Processing Equipment

(1)
The Company’s Internet connection and the e-mail system may only be used for business purposes. Private use by the employee is not permitted. The Internet may only be used with the valid personal access authorization. The user ID and password may not be passed on to third parties.
(2)
No foreign programs/files may be copied to the hard disk, installed and/or used on the computer via floppy disk, CD-ROM, similar data carriers or the Internet. Attention must be paid to virus control. Virus protection programs are to be used. Any malfunctions that may be related to a virus infection must be reported immediately to the network administration/system administrator. The retrieval, offering or distribution of illegal content, in particular of a racist or pornographic nature, is prohibited.
(3)
In the event of their absence from work (vacation, illness, etc.), the Employee shall be responsible for setting up an automated reply to the sender of incoming e-mails, informing the sender of the Employee’s absence and including a reference to the responsible representative and their contact details.
(4)
Violations of the above rules may result in consequences under labor law.

Sec. 16 Miscellaneous

(1)
There are no ancillary oral or written agreements apart from this this employment contract addressing the Employee’s work for the Employer.
(2)
Additions and amendments to this employment contract, including the waiver of this written form requirement, must be made in writing. A company practice is not such an express or individual contractual agreement. Repeated benefits or privileges without an express or individual contractual agreement shall also not constitute a claim for the future.
(3)
The Employee is thereby informed that their personal data will be collected, stored and processed, including automatically, on the basis of and in accordance with the legal requirements, in particular the EU General Data Protection Regulation (GDPR) and the German Federal Data Protection Act (BDSG). They confirm that they have read and understood the data protection information enclosed as Annex 1 to this Agreement and thus declare their consent. They declare that they have also read and understood the attached declaration on data secrecy and will sign the declaration of commitment pursuant to Section 53 BDSG, attached as Annex 2.
(4)
This Agreement may be executed by the Parties in one or more counterparts (including by means of telecopied, facsimile, PDF, DocuSign or other electronic signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by telecopied, facsimile, PDF, DocuSign or other electronic signature shall constitute original signatures.
(5)
The rights and obligations of the Company under this Agreement shall inure to the benefit of and will be binding upon the successors and assigns of the Company. Neither party may, without the written consent of the other party, assign or delegate any of its rights or obligations under this Agreement except that the Company may, without any further consent of Employee, assign or delegate any of their rights or obligations under this Agreement to any corporation or other business entity (a) with which the Company may merge or consolidate, (b) to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (c) any affiliate or subsidiary of the Company. After any such assignment or delegation by the Company, the Company will be discharged from all further liability hereunder and such assignee will thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Sect.

16.5. The Employee may not assign this Agreement or any rights or obligations hereunder other than to Employee’s estate in the event of the Employee ‘s death.

(6)
Amendments, supplements and the cancellation of this employment contract must be made in writing to be effective. This shall also apply to the amendment of this written form clause itself. Excluded are thereby, in particular, amendments to this Agreement resulting from a company practice.
(7)
Should individual provisions of this Employment Agreement be or become invalid or impracticable, the validity of the remaining provisions shall remain unaffected. In the event of an invalid provision of this Agreement, the Parties will agree on a replacement provision which is legally valid and corresponds as much as possible to the economic purpose pursued by the invalid provision. The same principles apply in case this service contract proves to be incomplete.
(8)
The laws of the Federal Republic of Germany shall apply to this service contract. The Parties acknowledge that all aspects relating to the Equity Incentive Plan are governed by the laws of the state of Delaware. In line with that granting, vesting and exercising equity rewards to Employee is also governed by the laws of Delaware.

November 25, 2024

Name: Theresa Condor

Employee, for and on behalf of Spire Global Germany GmbH

/s/ Theresa Condor

Name: Gabriel Oehme

The Employee

/s/ Gabriel Oehme

ANNEX 1

Data protection information for Employees in accordance with Art. 13 and 14 GDPR Data protection information for Employees according to Art. 13 and 14 GDPR

The protection of personal data are an important concern for Spire Global Germany GmbH, Koppstraße 12, 81379 München (“Spire Global Germany” or “we”). We process personal data exclusively in accordance with the legal requirements, in particular the EU General Data Protection Regulation (“GDPR”) and the German Federal Data Protection Act (“BDSG”). This data protection notice for employees describes how we collect personal data from our employees, including the employee(s) (“You”) in the course of their work at Spire, and what rights you have in this context.

The most important terms in advance:

“Personal data” means any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person (Art. 4 No. 1 GDPR) (hereinafter “Data”).

“Processing” includes any operation or set of operations which is performed upon personal data, whether or not by automatic means, such as collection, recording, organization, filing, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction (Art. 4 No. 2 GDPR).

You can find the full text of the GDPR and the BDSG in the Internet.

1.
Who is responsible for the processing of my data and how can I contact Spire Global Germany?

For the processing of your personal data, Spire Global Germany is responsible under data protection law as the controller within the meaning of the GDPR.

You can contact Spire Global Germany at any time using the contact details below:

Name and legal form of employer: Spire Global Germany GmbH Address: Koppstraße 12, 81379 München, Germany.

Email: [Intentionally omitted.]

2.
Which of my data will be processed?

We collect personal data that you provide to us in connection with the establishment, performance and termination of your employment at Spire Global Germany, esp:

•
Personal master data (e.g. first name, last name, maiden name, name affixes, age, date of birth, marital status, ID card data, passport data, nationality);
•
Contact details (e.g. postal address, telephone number, e-mail address, emergency contact information);
•
Information on qualifications and professional background (e.g. data from the application procedure, in particular cover letter, curriculum vitae, certificates, information on previous employment, professional qualifications, specialist knowledge and language skills);
•
Data in the context of the use of our IT systems and applications (e.g. user names, passwords, log files;
•
Data for payroll accounting (e.g. salary, salary composition, bank details, tax identification number);
•
Data in official communications and work products (e.g. e-mails, letters, memos);
•
Health data;
•
Other data from the employment relationship (e.g. personnel number, social security number, pension insurance number, work permit, employment contract including start and end of employment, details of activity, location, position, supervisor, working conditions, promotions, performance appraisals, disciplinary measures, vacation, absence due to incapacity for work or for other reasons, overtime, entitlements under company pension schemes); this also includes special categories of personal data (e.g. health data in connection with company integration management);
•
Other data of a similar nature.

In addition, we collect data from you from the following sources:

•
Occasion-related queries of tax-relevant information from the tax authorities in connection with payroll accounting (e.g. tax class, church tax deduction characteristics and, if applicable, allowances);
3.
For what purposes and on what legal basis is my data processed?

We process your data for the purpose of your Employment relationship in particular for the purposes of

•
Keeping your personnel file;
•
Payroll;
•
company pension plan;
•
operational integration;
•
Employee Benefits Administration;
•
Analysis and evaluation of your work performance and results and preparation of references;
•
Recording of working hours;

•
Controlling;
•
Conducting Employee training and education;
•
Conducting operational communication, esp. with colleagues, superiors, customers and business partners; •
•
Provision and/or operation of and access to company work equipment and applications (e.g. office supplies, notebooks, workstation computers, cell phones, system access, etc.);
•
Planning and organization of business trips and events; • workplace health promotion;
•
Conduct disciplinary proceedings;
•
Termination of employment.

As a legal basis for processing for these purposes, we rely on the necessity of processing for the implementation or termination of your employment relationship (§ 26 para. 1 sentence 1 BDSG).

In addition, we process your data for purposes of safeguarding the legitimate interests of Spire Global Germany GmbH or third party to

•
the protection of property, including intellectual property, and other rights of Spire Global Germany or third parties, especially customers, business partners and other Employees (e.g., through the operation of access control and/or video surveillance systems in our buildings or offices, data loss prevention tools);
•
ensuring IT security (e.g. through virus filters, spam filters, backups/data backup); • data analysis on operational data carriers and IT systems to clarify IT security incidents (IT forensics);
•
the maintenance and repair of operational IT systems;
•
conducting internal and external investigations to identify, resolve and prosecute violations of internal policies and/or legal requirements;
•
the operation of whistle-blowing systems (e.g. whistle-blowing hotline);
•
ensuring and documenting compliance with legal requirements and internal policies;
•
the planning of business processes and resources;
•
the response to and implementation of official requests;
•
the assertion, exercise and/or defense of legal claims.

As a legal basis for processing for these purposes, we rely on the necessity of processing to protect the above legitimate interests (Art. 6 para. 1 sentence 1 lit. f GDPR).

Furthermore, we process your data for the purpose of complying with our legal obligations, in particular for compliance with

•
Retention obligations (e.g. according to § 257 HGB, § 147 AO);
•
Reporting obligations (e.g. acc. § 28a para. 3 SGB IV, §§ 5 ff. DEÜV).

As a legal basis for processing for these purposes, we rely on the necessity of the processing to comply with our respective legal obligations (Art. 6 para. 1 sentence 1 lit. c GDPR).

We process your data for the following purposes on the basis of any consent you may have given us Consent:

•
Taking and publishing photos of you at company events for the purpose of publicly presenting our company on the intranet and/or Internet.

As a legal basis for processing for these purposes, we rely on your consent (Art. 6 para. 1 sentence 1 lit. a) GDPR, § 26 para. 2 BDSG). You may revoke any consent you have given at any time without affecting the lawfulness of the processing carried out on the basis of the consent until revocation.

Insofar as, for the above-mentioned purposes, we special categories of personal data (within the meaning of Art. 9 (1) GDPR), in particular health data, we also rely on your consent (Art. 9 para. 2 lit. a GDPR) or the necessity of the processing

•
for the exercise of rights or fulfillment of obligations arising from labor law, social security law and social protection, e.g. the recording of severe disability due to additional leave (Art. 9 para. 2 lit. b GDPR in conjunction with § 26 para. 3 BDSG);
•
for the assessment of the ability to work (Art. 9 para. 2 lit. h GDPR in conjunction with § 22 para. 1 no. 1 lit. b BDSG);
•
for reasons of public interest in the area of public health, such as protection against serious cross-border health threats (Article 9 para. 2 lit. i GDPR, § 22 para. 1 No. 1 (c) BDSG).
4.
Am I obliged to provide my data?

Within the framework of your employment relationship, it is necessary that you provide us with the data that we need to carry out or terminate the employment relationship, or to which we are legally obligated to collect or process, e.g. in tax and social security law, labor law or for the protection of our Employees (e.g. reporting obligation pursuant to § 28a para. 3 SGB IV, §§ 5 ff. DEÜV).

5.
Are automated decision-making procedures performed?

We do not use any procedures for automated decision-making.

6.
How long will my data be stored?

We store your data only as long as it is necessary for the respective purposes of processing. As a matter of principle, we store your data processed for the purposes of implementing or terminating the employment relationship for as long as is necessary to complete the employment relationship.

If storage of the data is no longer necessary for the fulfillment of contractual or legal obligations arising from employment law, social security law and social protection law, your data will be deleted, unless deletion is contrary to legal retention obligations or longer storage is necessary in the specific case for the fulfillment of other legal obligations or to protect our legitimate interests (e.g. assertion, exercise or defense of legal claims).

7.
Who will my data be shared with? Is my data also processed outside the EU/EEA?

Within our company, only those persons and offices receive your data that require it for the purposes outlined above, and only to the extent necessary for this purpose.

We only pass on your data to external recipients if this is necessary to achieve the above-mentioned purposes.

On the other hand, we also pass on your data to the extent described to external service providers (e.g. IT service providers, personnel service providers, legal advisors, tax advisors, auditors), business partners (e.g. travel agencies, hotels, airlines, and public authorities (e.g., tax authorities, social insurance agencies, pension insurance agencies, professional pension institutions) further.

A transfer to third parties that are not based in the European Union or the European Economic Area does not take place.

8.
What rights do I have and how can I exercise them?

In accordance with the statutory provisions, you have the right:

•
To request information about the personal data processed by you and a copy of this data (right to information pursuant to Art. 15 GDPR);
•
to demand the correction of inaccurate data and, taking into account the purposes of the processing, the completion of incomplete data (right to rectification pursuant to Art. 16 GDPR);
•
to demand the deletion of your data if there are legitimate reasons (right to deletion according to Art. 17 GDPR);
•
to request the restriction of the processing of your data, provided that the legal requirements are met (right to restriction of processing pursuant to Art. 18 GDPR);
•
if the legal requirements are met, to receive the data you have provided in a structured, common and machine-readable format and to transfer this data to another person responsible or, if this is technically feasible, to have it transferred by us (right to data portability pursuant to Art. 20 GDPR); as well as
•
not to be subject to a decision based solely on automated processing, unless the legal requirements for this are met (Art. 22 GDPR).

You also have the right to object to processing of your data that is necessary to protect the legitimate interests of Spire Global Germany or third parties, for reasons arising from your particular situation, in accordance with the statutory provisions (right of objection pursuant to Article 21 para. 1 GDPR). If personal data is processed by us for the purpose of direct marketing, you have the right to object to this processing at any time without the need for special reasons (right of objection pursuant to Art. 21 para. 2 GDPR).

Insofar as the processing of your data is based on consent, you have the right to revoke your consent at any time without this affecting the lawfulness of the processing of your data carried out on the basis of the consent until revocation.

To exercise your rights, and to revoke any consent you may have given, please contact Spire Global Germany using the contact details listed in section 1. In addition, you have the right to file a complaint with a supervisory authority at any time, without prejudice to other legal remedies. The competent supervisory authority is in particular the Bavarian State Officer for Data Protection Matters, Wagmüllerstr. 18, 80538 Munich.

Please let us know if any of the information we hold about you changes so that we can correct and update the information on our systems.

9.
How can I obtain a copy of this privacy notice?

You can request a copy of this data protection notice at any time by contacting us using the contact details provided in section 1 above. We will adapt and update this data protection notice from time to time.

ANNEXE 2

Declaration of commitment according to § 53 BDSG

Gabriel Oehme, residing at Passauerstraße 183, 81369 München, Germany Personnel number

Department, location: Employee, Munich was committed today to the duties of confidentiality in connection with the respective employment contract activity as well as the processing of personal data in dealing with information technology.

Secrecy

You are obligated to maintain secrecy with regard to all information that becomes known to you in the course of or on account of your work and that is not in the public domain. In this respect, reference is made to the duty of confidentiality pursuant to Sec. 8 of the Agreement. Violations of the internal confidentiality regulations may be punished under civil law (in particular claims for injunctive relief and/or damages) and under criminal law.

Privacy

The relevant legal regulations also require that personal data be processed in such a way that the rights of the persons affected by the processing to confidentiality and integrity of their data are guaranteed.

Since you may come into contact with personal data in the course of your work, we hereby obligate you to observe data protection, in particular to maintain confidentiality.

Your obligation is comprehensive. You may not process personal data yourself without authorization and you may not disclose or make this data available to other persons without authorization.

You are therefore only permitted to process personal data to the extent and in the manner necessary to perform the tasks assigned to you. Under these regulations, you are prohibited from processing personal data in an unauthorized or unlawful manner or from intentionally or unintentionally violating the security of the processing in a manner that results in the destruction, loss, alteration, unauthorized disclosure or unauthorized access.

Your activity may affect social secrecy. If data is processed that is subject to social secrecy, you must keep it secret to the same extent as the original transmitting agency.

Under the GDPR, violations of data protection provisions and other criminal provisions may be punishable by imprisonment or a fine. Data protection violations can at the same time mean a violation of obligations under employment or service law and have corresponding consequences.

Data protection violations are also threatened with potentially very high fines for the company, which may lead to claims for compensation against you.

Your obligation continues without time limit and even after your employment ends.

The requirements for handling information technology with regard to information security must be complied with. The specifications can be found in the attached appendix.

Confirmation

I was expressly informed of the contractual confidentiality obligations. I have been informed about the obligation to maintain data secrecy and the resulting conduct. I have taken note of these obligations and the requirements for handling business secrets and information technology and am aware that a breach of these may have legal consequences.

November 25, 2024

/s/ Gabriel Oehme

Mr. Gabriel Oehme

20 November 2024 Gabriel Oehme

Re: Stock Grant Letter

Dear Gabriel,

On behalf of Spire Global, Inc. (the “Company”), I am pleased to provide you with information regarding certain equity compensation awards for which you are eligible based on your anticipated services provided to a company within the Spire group.

It will be recommended that, subject to the approval of the Company’s Board of Directors or its Compensation Committee, as applicable, in its sole discretion, the Company grant you an award of restricted stock units (the “Award”) covering 100,000 shares of Company Common Stock (the “Shares”). The Award will be subject to the terms and conditions of the Spire Global, Inc. 2021 Equity Incentive Plan (as amended, the “Plan”) and restricted stock unit award agreement thereunder. We will recommend that the Award be scheduled to vest as to twenty-five percent (25%) of the total number of Shares subject to the Award on the first Quarterly Vesting Date (as defined below) that is in the same calendar quarter as the one (1) year anniversary of your vesting start date and thereafter as to 1/16th of the total number of Shares subject to the Award on each Quarterly Vesting Date thereafter over the next three (3) years, in each case subject to your continued service with the Company (or any parent or subsidiary of the Company, as applicable) through the applicable vesting date. For purposes of the Award, “Quarterly Vesting Date” means, with respect to any calendar year, the 20th day of February, May, August, and November.

This letter shall in no way be construed to create an employment relationship between you and the Company or any of its affiliates that does not otherwise exist. The terms of your service shall not be affected in anyway by your participation or entitlement to participate in any stock award plans including the Plan or any stock option grants. Such stock award plans shall not form part of the terms of your service (express or implied). In calculating any payment, compensation or damages on the termination of your service for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such plans or any impact upon participation such termination may have.

If you agree to accept the terms of this grant letter, please sign signify such acceptance by signing below.

Sincerely,

Tim Braswell

Chief People Officer

I hereby confirm and accept the above terms of this grant letter:

/s/ Gabriel Oehme

Gabriel Oehme

Date: November 25, 2024